RIVERNORTH OPPORTUNITIES FUND, INC.

ARTICLES OF AMENDMENT

RIVERNORTH OPPORTUNITIES FUND, INC., a Maryland corporation (hereinafter called the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Corporation desires to amend the charter of the Corporation (the “Charter”) as currently in effect.

SECOND: The Charter of the Corporation shall be and hereby is amended as follows:

Section 5.1 of the Charter is hereby deleted in its entirety and replaced with the following:

Section 5.1 Authorized Shares. The Corporation has authority to issue 50,000,000 shares of stock, of which 46,090,000 are shares of Common Stock, $0.0001 par value per share (“Common Stock”) and 3,910,000 are shares of Series A Perpetual Preferred Stock, $0.0001 par value per share. The aggregate par value of all authorized shares of stock having par value is $5,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified and reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

THIRD: Immediately before the amendment herein, the Corporation had the authority to issue 37,500,000 total shares of capital stock, of which 33,590,000 shares of common stock having a par value of $0.0001 per share and 3,910,000 shares of Series A Perpetual Preferred Stock having a par value of $0.0001 per share were authorized. The aggregate par value of all shares of capital stock authorized immediately before the amendment was $3,750. As amended, the total number of authorized shares of stock of all classes, the number of shares of each class, the par value of each class of shares, and the aggregate par value of all shares of all classes is set forth above in Article SECOND.

FOURTH: The description of each class of shares, including preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, was not changed by these Articles of Amendment.

FIFTH: The foregoing amendment to the Charter of the Corporation has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to changes expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law and Article V, Section 5.1 of the Charter, without any action by the stockholders of the Corporation.

SIXTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 18th day of February, 2026.

RIVERNORTH OPPORTUNITIES FUND, INC.

ATTESTED TO BY:		SIGNED BY:

By:	/s/ Marcus L. Collins	By:	/s/ Patrick W. Galley
Name:	Marcus L. Collins	Name:	Patrick W. Galley
Title:	Secretary	Title:	President

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